Exhibit 99.1
Dana Corporation Secures $2.0 Billion Exit Financing
TOLEDO, Ohio — November 27, 2007 — Dana Corporation (OTCBB: DCNAQ) announced today that it has obtained fully underwritten commitments for a $2.0 billion exit financing facility, marking a significant step toward the company’s timely emergence from Chapter 11 reorganization. These commitments ensure that Dana will be positioned to emerge from bankruptcy by the end of January 2008, or earlier.
The exit facility will be underwritten by Citigroup Global Markets Inc., Lehman Brothers Inc., and Barclays Capital, and will consist of a $650 million asset-based revolving credit facility and a $1,350 million term loan facility. The facilities are secured by substantially all of the assets of Dana and most of its domestic subsidiaries.
Dana Chairman and Chief Executive Officer Mike Burns said, “This is a significant step toward our emergence as a strong, financially stable company that is equipped to make significant investments in our programs and to continue providing innovative products of the highest quality to our customers worldwide. The fact that our exit facility is fully underwritten during difficult credit market conditions is a strong endorsement of our proposed capital structure and success in implementing our turnaround initiatives. In addition, it further ensures our timely emergence from Chapter 11 after confirmation of our plan of reorganization by the bankruptcy court.”
Proceeds from the facility will be used by Dana to repay its debtor-in-possession credit facility, make other payments required upon exit from bankruptcy, and provide liquidity to fund working capital and other general corporate purposes.
The commitment letter remains subject to bankruptcy court approval and the funding of the commitments set forth in the commitment letter is subject to customary closing conditions.
Dana was advised by Miller Buckfire & Co., AlixPartners, and Jones Day in connection with its exit financing process.

About Dana Corporation
Dana is a world leader in the supply of axles; driveshafts; and structural, sealing, and thermal management products; as well as genuine service parts. The company’s customer base includes virtually every major vehicle and engine manufacturer in the global automotive, commercial vehicle, and off-highway markets, which collectively produce more than 65 million vehicles annually. Based in Toledo, Ohio, the company’s continuing operations employ approximately 36,000 people in 25 countries and reported 2006 sales of $8.5 billion, with more than half of this revenue derived from outside the United States. For more information, please visit: http://www.dana.com/.

Forward-Looking Statements
Certain statements and projections contained in this news release are, by their nature, forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and projections are subject to uncertainties relating to the successful emergence of the company from bankruptcy and consummation of the financing transactions contemplated by the exit financing commitments, and a number of other risks, uncertainties and assumptions (including, but not limited to, the debtors’ operations and business environment, the effects of the debtors’ Chapter 11 reorganization and the conduct, outcome, and costs of the Chapter 11 cases), which are difficult to predict and which are, in many cases, beyond the debtors’ control. In light of these risks and uncertainties, the events and circumstances described in the forward-looking statements and projections in the news release may not occur and the debtors’ actual financial results could differ materially from those expressed or implied in such forward-looking statements and projections. Dana does not undertake to publicly update or revise any forward-looking statements or projections contained in the news release, whether as a result of new information, future events, or otherwise.

Media Contact
Chuck Hartlage:  (419) 535-4728
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